Release:    October 28, 2026

Canadian Pacific Kansas City Limited declares dividend

Calgary – The Board of Directors of Canadian Pacific Kansas City Limited (TSX: CP) (NYSE: CP) (CPKC) today declared a quarterly dividend of $0.268 per share on the outstanding Common Shares.

The dividend is payable on January 25, 2027, to holders of record at the close of business on December 31, 2026, and is an “eligible” dividend for purposes of the Income Tax Act (Canada) and any similar provincial/territorial legislation.

About CPKC
With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf Coast to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing approximately 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

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Chris de Bruyn
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